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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84782


                              PROSPECTUS SUPPLEMENT
                                    Number 6
                                       to

             Prospectus dated May 3, 2002 and Prospectus Supplements
           dated May 15, 2002, September 10, 2002, November 21, 2002,
                         April 1, 2003, and May 20, 2003

                                       of

                              NEOPROBE CORPORATION

                        5,898,876 SHARES OF COMMON STOCK

This Prospectus Supplement relates to the sale of up to 5,898,876 shares of Neoprobe Corporation common stock (the "Shares"). The Shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in the prospectus. We are not selling any of the Shares in this offering and therefore will not receive any proceeds from this offering.

This Prospectus Supplement No. 6 discloses material results of our Annual Meeting of Stockholders held on June 12, 2003 (the "Annual Meeting"). At the Annual Meeting, our stockholders re-elected J. Frank Whitley to the Board of Directors for a three year term expiring at the 2006 Annual Meeting, and approved an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares from 55,000,000 shares to 80,000,000 shares, consisting of 75,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. Dan Manor and John S. Christie, directors of our Company whose terms expired at the Annual Meeting, did not stand for re-election. For additional information, please refer to our Definitive Proxy Statement filed with the Securities and Exchange Commission on May 5, 2003, particularly the sections entitled "Election of Directors" beginning on page 2 and "Amendment to Restated Certificate of Incorporation to Increase the Number of Authorized Shares" beginning on page 13. This Prospectus Supplement No. 6 should be read in conjunction with the prospectus supplements dated May 15, 2002, September 10, 2002, November 21, 2002, April 1, 2003 and May 20, 2003.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "NEOP".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         The date of this Prospectus Supplement No. 6 is June 19, 2003.